ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Second Quarter 2020 Financial Results and Business Update

San Diego, California – August 17, 2020 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced financial results for the second quarter ended June 30, 2020 and provided a business update.

Dr. Dennis J. Carlo, President and Chief Executive Officer of Adamis Pharmaceuticals, stated,

“Although we continue to be negatively impacted by the pandemic and government required operating restrictions, we are very excited about several developments during the last quarter. First, we finalized our agreement with Sandoz, Inc. to take back U.S. commercial rights for our SYMJEPI® products. More importantly, we executed a new agreement with US WorldMeds, LLC (USWM) under which they have assumed U.S. rights to market and distribute the SYMJEPI products and, upon FDA approval which we believe will occur this year, will have commercial rights for our ZIMHITM product. I strongly feel USWM’s commitment to detail SYMJEPI to allergists and high-prescribing physicians will be a catalyst to bring broad awareness and usage within the billion plus dollar anaphylaxis market.”

“Also, during the last quarter we acquired rights develop a novel drug compound, Tempol, for certain indications including COVID-19 infections. We believe Tempol could be a powerful therapeutic agent in combating COVID-19 and are committed to working with the FDA and other agencies with a goal to begin testing Tempol in patients as soon as practicable. I believe there are a number of exciting near-term milestones for Adamis and I am very excited about the second half of 2020 and beyond.”

Product Updates

SYMJEPI (epinephrine) Injection

On July 1, 2020, Adamis’ new commercial partner, USWM began promoting SYMJEPI ® (epinephrine) Injection 0.3mg and SYMJEPI ® (epinephrine) Injection 0.15mg products through its field sales force in the U.S. USWM expects to focus its sales efforts on the high-prescribing allergists, pediatricians, and primary care physicians.

In addition to the U.S., Adamis continues to seek opportunities to market SYMJEPI into other territories and during the last quarter, through its Australian partner, Emerge Health, Adamis submitted a regulatory dossier to seek clearance to begin marketing both SYMJEPI products in the Australian market.

ZIMHI (naloxone) Injection

On May 11, 2020, Adamis entered into an exclusive distribution and commercialization agreement with USWM for the U.S. commercial rights for ZIMHI™ (naloxone HCI Injection, USP) 5mg/0.5mL product candidate. Under the terms of the agreement, USWM obtained U.S.

Tempol

In June, the company entered into a license agreement with Matrix Biomed, Inc. (Matrix) to license rights under patents, patent applications and related know-how of Matrix related to Tempol, an investigational drug in the fields of COVID-19 infection, asthma, respiratory syncytial virus influenza infection and as a therapeutic for reducing radiation-induced dermatitis in patients undergoing treatment for cancer.

Since licensing this product, the company has submitted to the FDA a Pre-Investigational New Drug (IND) package, and the FDA has provided detailed comments regarding the prospective use of Tempol in a randomized placebo controlled Phase II study examining Tempol in COVID-19 patients. The company’s goal is to apply for and obtain funding from certain government agencies and programs to enable the necessary trials to determine the efficacy of Tempol as a therapeutic treatment for COVID-19.

Drug Outsourcing Facility

Year to date, sterile and non-sterile revenues from the company’s wholly owned drug outsourcing facility, US Compounding (USC), were adversely affected by slowing demand due to the novel coronavirus outbreak. Revenues decreased by approximately 19% year to date compared to the same period in the prior year.

Second Quarter Financial Results

Year to date revenues were approximately $8.6 million and $10.7 million for the six months ended June 30, 2020 and 2019, respectively, a decrease of approximately 20% at the end of June of 2020 compared to the comparable period of 2019. The COVID-19 pandemic has adversely affected revenues from sales of USC products, in part due to reductions or cancellations of outpatient or elective surgeries and other medical procedures and reductions in office visits to physicians' offices, healthcare facilities or clinics by patients, and the resulting decreased demand by USC’s customers for certain of USC’s products.

Selling, general and administrative expenses (“SG&A”) for the six months ended June 30, 2020 and 2019 were approximately $11.7 million and $15.0 million, respectively. The decrease was primarily attributable to decreases in wages, benefits and other compensation expenses and to a lesser extent by decreases in patent, consulting, outside services, professional fees, depreciation and other related expenses.

Research and development expenses were approximately $5.1 million and $5.0 million for the six months ended June 30, 2020 and 2019, respectively.

Cash and equivalents at the end of the second quarter was approximately $7.9 million.

Targeted Milestones

●	Work with USWM to finalize transition of SYMJEPI commercial responsibility from Sandoz;
●	FDA approval and U.S. commercial launch of ZIMHI;
●	Return USC division back to pre-COVID-19 levels;
●	Apply for government and other forms of funding for Tempol trial in COVID-19 patients; and
●	Begin Phase 2 trial for Tempol in COVID-19 patients

Conference Call

Adamis will host a conference call and live webcast on Thursday, August 20, 2020 at 1:30 pm Pacific Time to discuss its financial and operating results for the second quarter of 2020 as well as provide an update on business developments and activities.

US Dial-in (Toll Free): 1-877-423-9813

TOLL/International Dial-in: 1-201-689-8573

Conference ID:  13708688

Webcast: http://public.viavid.com/index.php?id=141302

In addition, a telephone playback of the call will be available after approximately 4:30 pm PT on August 20, 2020.  To listen to the replay, call toll free 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally (toll). Please use the replay PIN number 13708688.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, respiratory and inflammatory disease. The company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review with a target action date of November 15, 2020. Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the impact of the recent COVID-19 outbreak and overall economic outlook on the company’s present and future operations, employees, suppliers, supply chain, manufacturers and commercial partners; the timing and results of the FDA’s review of the company’s resubmitted NDA for ZIMHI; the company’s beliefs concerning the results of studies or clinical trials that the company has conducted relating to ZIMHI or its other products or product candidates; the company’s beliefs concerning its ability to commercialize ZIMHI and its other products and product candidates; the company’s beliefs concerning the success of the transition of commercialization and marketing of its SYMJEPI products from Sandoz to USWM; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of SYMJEPI, ZIMHI or its other products and product candidates; the company’s beliefs concerning its commercialization strategies; the company’s beliefs concerning the anticipated timing of any commercial launch of its ZIMHI product; the company’s beliefs concerning the timing or outcome of discussions with the FDA and other agencies concerning the company’s pre-IND package, and any IND that the company may submit to the FDA, relating to a proposed Phase II study examining Tempol in COVID-19 patients, concerning the timing or outcome of discussions with government agencies or others regarding the design and funding for trials relating to use of Tempol as a therapeutic treatment for COVID-19, or the timing or outcome of any such trials; statements about strategies, objectives and our future goals and achievements; future financial results of the company and its subsidiaries; future development and regulatory actions concerning the company’s product candidates; the timing and progress of current and future clinical trials or studies; expectations and goals for future growth, including without limitation future growth in revenues from sales of compounded sterile pharmaceutical formulations; anticipated commencement and completion dates for clinical trials; product development timelines; anticipated dates for commercial introduction of products; guidance regarding future periods; and other statements concerning our future operations and activities. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances concerning the timing or outcome of future action by the FDA relating to our resubmitted NDA for ZIMHI. In addition, there can be no assurance that the FDA will conclude that the company’s resubmitted NDA satisfactorily responds to the matters raised in the FDA’s CRL or discussed in the Type A meeting, that the FDA will approve our resubmitted NDA relating to ZIMHI, or concerning the timing of any future action by the FDA on our resubmitted NDA. The FDA’s review processes can extend beyond, and in some cases significantly beyond, anticipated or target completion or action dates due to the timing of the FDA’s review process, FDA requests for additional data, information, materials or clarification, difficulties scheduling an advisory committee meeting, FDA workload issues, extensions resulting from the submission of additional information or clarification regarding information already in the submission, issues relating to the COVID-19 pandemic, or other reasons. We may not achieve one or more of the target future milestones described in the press release either within the anticipated time periods or at all.  In addition, forward-looking statements concerning our anticipated future activities assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities.  As discussed in our filings with the Securities and Exchange Commission, we will require additional funding, and there are no assurances that such funding will be available.  Failure to timely obtain required funding would adversely affect us and could require us to materially reduce or suspend operations or one or more clinical trials or other product development activities, or delay or prevent our ability to realize the results contemplated by such forward looking statements.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  You should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019, and our subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, any forward-looking statements in this press release speak only as the date of this press release, and Adamis expressly disclaims any obligation to update any forward-looking statements.

Contacts:

Mark Flather

Senior Director, Investor Relations

& Corporate Communications

Adamis Pharmaceuticals Corporation

(858) 412-7951

mflather@adamispharma.com